Exhibit 99.1

Sensus Healthcare Reports First Quarter 2025 Financial Results

21 SRT systems shipped during the quarter; revenues of $8.3 million

65% increase in treatment volume from FDAs over preceding quarter

Profitability forecast for the next three quarters and for the full year

Conference call begins at 4:30 p.m. Eastern time today

BOCA RATON, Fla. (May 15, 2025) – Sensus Healthcare, Inc. (Nasdaq: SRTS), a medical device company specializing in highly effective, non-invasive, minimally-invasive and cost-effective treatments for oncological and non-oncological skin conditions, announces financial results for the three months ended March 31, 2025.

Highlights of the first quarter of 2025 include the following:

●	Revenues were $8.3 million

●	Net loss was $2.6 million, or $(0.16) per share

●	Shipped 21 superficial radiotherapy (SRT) systems, including 15 to a large customer and one internationally

●	Showcased SRT systems and several pre-commercial products at the 2025 Winter Clinical Dermatology Conference and at the 2025 American Academy of Dermatology (AAD) Annual Meeting, including hosting a highly successful event for customers and prospects

Management Commentary

“During the first quarter we invested in several important initiatives that we expect will benefit our business for the rest of the year and beyond, including in sales and marketing and in research and development. Three of the year’s most important dermatology medical conferences took place during the quarter, and we were delighted by the extremely strong response to our event at the AAD for customers and prospects that featured Olympic swimmer Katie Ledecky. Due to the event’s success we placed orders for additional units to be manufactured to meet expected demand. In addition, to broaden awareness of our Fair Deal Agreement (FDA) program, we are now participating in a number of smaller dermatology conferences nationwide, which allows us to reach an expanded number of potential customers and spotlight this highly attractive and well-received program,” said Joe Sardano, Chairman and Chief Executive Officer of Sensus Healthcare.

“We also stepped up our investment in research and development including lobbying efforts to ensure the new administration fully appreciates the value of IG-SRT to the healthcare system and patients, as well as finalizing development of the TransDermal Infusion (TDI) product with Sentinel™ IT Solutions capabilities and further enhancing products that incorporate IG-SRT technology,” he added. “We remain confident in our growth trajectory and expect to be profitable in each of the next three quarters and for the full year, making this the right time for these investments. We expect revenue from FDAs to begin contributing meaningfully in the second half of the year and are encouraged by the 65% quarter-over-quarter increase in the number of patient treatments from FDA-based SRT systems. We affirm expectations to sign 3-5 additional multisite FDA customers this year.”

First Quarter Financial Results

Revenues were $8.3 million for the first quarter of 2025 compared with $10.7 million for the first quarter of 2024. The decrease was primarily due to a lower number of units sold to a large customer compared with the prior-year period.

Cost of sales was $4.0 million for the first quarter of 2025 and 2024.

Gross profit was $4.4 million for the first quarter of 2025 compared with $6.7 million a year ago. Gross margin was 53.0% in the 2025 quarter versus 62.6% in the 2024 quarter, primarily driven by lower sales and higher costs of service.

General and administrative expense was $2.2 million for the first quarter of 2025 compared with $1.6 million for the first quarter of 2024, reflecting higher professional fees and compensation.

Selling and marketing expense was $2.2 million for the first quarter of 2025 compared with $1.3 million a year ago, with the increase primarily driven by higher trade show costs, clinical studies and increased headcount.

Research and development expense was $2.6 million for the first quarter of 2025 compared with $0.9 million for the prior-year quarter, primarily due to significant lobbying costs related to billing code reimbursement, increased headcount and product development cost.

Other income of $0.2 million for the three months ended March 31, 2025 and 2024 relates primarily to interest income.

Net loss for the first quarter of 2025 was $2.6 million, or $(0.16) per share, compared with net income of $2.3 million, or $0.14 per diluted share, for the first quarter of 2024.

Adjusted EBITDA for the first quarter of 2025 was negative $2.5 million compared with $3.0 million for the first quarter of 2024. The decline reflects higher net income in the 2024 quarter partially offset by higher income tax expense. Adjusted EBITDA, a non-GAAP financial measure, is defined as earnings before interest, taxes, depreciation, amortization and stock-compensation expense. Please see below for a reconciliation between GAAP and non-GAAP financial measures, and the reason these non-GAAP financial measures are provided.

Cash and cash equivalents were $19.1 million as of March 31, 2025, compared with $22.1 million as of December 31, 2024. The Company had no outstanding borrowings under its revolving line of credit at the end of either period. Prepaid inventory was $5.7 million as of March 31, 2025, compared with $3.3 million as of December 31, 2024. Inventories were $9.9 million as of March 31, 2025, compared with $10.1 million as of December 31, 2024, as the Company is well-positioned to meet anticipated future demand for SRT systems.

Use of Non-GAAP Financial Information

This press release contains supplemental financial information determined by methods other than in accordance with accounting principles generally accepted in the United States (GAAP). Sensus Healthcare management uses Adjusted EBITDA, a non-GAAP financial measure, in its analysis of the Company’s performance. Adjusted EBITDA should not be considered a substitute for GAAP basis measures, nor should it be viewed as a substitute for operating results determined in accordance with GAAP. Management believes the presentation of Adjusted EBITDA, which excludes the impact of interest, income taxes, depreciation, amortization and stock-compensation expense, provides useful supplemental information that is essential to a proper understanding of the financial results of Sensus Healthcare. Non-GAAP financial measures are not formally defined by GAAP, and other entities may use calculation methods that differ from those used by Sensus Healthcare. As a complement to GAAP financial measures, management believes that Adjusted EBITDA assists investors who follow the practice of some investment analysts who adjust GAAP financial measures to exclude items that may obscure underlying performance and distort comparability. A reconciliation of the GAAP net loss to Adjusted EBITDA is provided in the schedule below.

SENSUS HEALTHCARE, INC.

GAAP TO NON-GAAP RECONCILIATION

(unaudited)

	For the Three Months Ended
	March 31
(in thousands)	2025	2024
Net income (loss), as reported	$(2,572)	$2,274
Add:
Depreciation and amortization	86	70
Stock compensation expense	79	91
Income tax expense	110	827
Interest income, net	(184)	(214)
Adjusted EBITDA, non GAAP	$(2,481)	$3,048

Conference Call and Webcast

Sensus Healthcare will host an investment community conference call today beginning at 4:30 p.m. Eastern time during which management will discuss these financial results, provide a business update and answer questions.

Participants are encouraged to pre-register for the conference call here to receive a unique dial-in number that will permit them to bypass the live operator. Participants may pre-register at any time, including up to and after the call start time. Alternatively, participants can access the conference call by dialing 844-481-2811 (U.S. and Canada Toll Free) or 412-317-0676 (International). Please direct the operator to be connected to the Sensus Healthcare conference call. The call will be webcast live and can be accessed here or in the Investor Relations section of the Company’s website at www.sensushealthcare.com.

Following the conclusion of the conference call, a replay will be available until June 15, 2025 and can be accessed by dialing 877-344-7529 (U.S. Toll Free), 855-669-9658 (Canada Toll Free) or 412-317-0088 (International), using replay code 8616866. An archived webcast of the call will also be available in the Investors section of the Company’s website.

About Sensus Healthcare

Sensus Healthcare, Inc. is a global pioneer in the development and delivery of non-invasive treatments for skin cancer and keloids. Leveraging its cutting-edge superficial radiotherapy (SRT and IG-SRT) technology, the company provides healthcare providers with a highly effective, patient-centric treatment platform. With a dedication to driving innovation in radiation oncology, Sensus Healthcare offers solutions that are safe, precise, and adaptable to a variety of clinical settings. For more information, please visit www.sensushealthcare.com.

Forward-Looking Statements

This press release includes statements that are, or may be deemed, ''forward-looking statements.'' In some cases, these statements can be identified by the use of forward-looking terminology such as "believes," "estimates," "anticipates," "expects," "plans," "intends," "may," "could," "might," "will," "should," “approximately,” "potential" or negative or other variations of those terms or comparable terminology, although not all forward-looking statements contain these words.

Forward-looking statements involve risks and uncertainties because they relate to events, developments, and circumstances relating to Sensus, our industry, and/or general economic or other conditions that may or may not occur in the future or may occur on longer or shorter timelines or to a greater or lesser degree than anticipated. In addition, even if future events, developments, and circumstances are consistent with the forward-looking statements contained in this press release, they may not be predictive of results or developments in future periods. Although we believe that we have a reasonable basis for each forward-looking statement contained in this press release, forward-looking statements are not guarantees of future performance, and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward-looking statements contained in this press release, as a result of the following factors, among others: the possibility that inflationary pressures continue to impact our sales; the level and availability of government and/or third party payor reimbursement for clinical procedures using our products, and the willingness of healthcare providers to purchase our products if the level of reimbursement declines; concentration of our customers in the U.S. and China, including the concentration of sales to one particular customer in the U.S.; the development by others of new products, treatments, or technologies that render our technology partially or wholly obsolete; the regulatory requirements applicable to us and our competitors; our ability to efficiently manage our manufacturing processes and costs; the risks arising from doing business in China and other foreign countries; legislation, regulation, or other governmental action that affects our products, taxes, international trade regulation, or other aspects of our business; the performance of the Company’s information technology systems and its ability to maintain data security; our ability to obtain and maintain the intellectual property needed to adequately protect our products, and our ability to avoid infringing or otherwise violating the intellectual property rights of third parties; and other risks described from time to time in our filings with the Securities and Exchange Commission, including our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

To date, the Middle East conflict, the Russian invasion of Ukraine, and other geopolitical uncertainties have not had any significant impact on our business, but we continue to monitor developments and will address them in future disclosures, if applicable.

Any forward-looking statements that we make in this press release speak only as of the date of such statement, and we undertake no obligation to update such statements to reflect events or circumstances after the date of this press release, except as may be required by applicable law. You should read carefully our "Introductory Note Regarding Forward-Looking Information" and the factors described in the "Risk Factors" section of our periodic reports filed with the Securities and Exchange Commission to better understand the risks and uncertainties inherent in our business.

Contact:

Alliance Advisors IR

Tirth T. Patel

tpatel@allianceadvisors.com

212-201-6614

(Tables follow)

SENSUS HEALTHCARE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	As of March 31,	As of December 31,
(in thousands, except shares and per share data)	2025	2024
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$19,072	$22,056
Accounts receivable, net	18,018	19,731
Inventories	9,923	10,097
Prepaid inventory	5,650	3,347
Other current assets	1,533	1,507
Total current assets	54,196	56,738
Property and equipment, net	2,678	1,997
Deferred tax asset	2,087	2,197
Operating lease right-of-use assets, net	633	581
Other noncurrent assets	616	652
Total assets	$60,210	$62,165
Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued expenses	$5,635	$4,811
Product warranties	294	329
Operating lease liabilities, current portion	246	204
Deferred revenue, current portion	550	541
Total current Liabilities	6,725	5,885
Operating lease liabilities, net of current portion	408	398
Deferred revenue, net of current portion	43	55
Total liabilities	7,176	6,338
Commitments and contingencies
Stockholders’ equity
Preferred stock, 5,000,000 shares authorized and none issued and outstanding	—	—

Common stock, $0.01 par value – 50,000,000 authorized; 17,036,845 issued and 16,445,036 outstanding at March 31, 2025; 17,036,845 issued and 16,495,396 outstanding at December 31, 2024	169	169

Additional paid-in capital	45,874	45,795

Treasury stock, 591,809 and 541,449 shares at cost, at March 31, 2025 and December 31, 2024, respectively	(3,871)	(3,571)
Retained earnings	10,862	13,434
Total stockholders’ equity	53,034	55,827
Total liabilities and stockholders’ equity	$60,210	$62,165

SENSUS HEALTHCARE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(unaudited)

	For the Three Months Ended
	March 31
(in thousands, except share and per share data)	2025	2024

Revenues	$8,344	$10,663
Cost of sales	3,990	4,001
Gross profit	4,354	6,662
Operating expenses:
General and administrative	2,208	1,579
Selling and marketing	2,186	1,270
Research and development	2,606	926
Total operating expenses	7,000	3,775
Income (loss) from operations	(2,646)	2,887
Other income:
Interest income, net	184	214
Other income, net	184	214
Income (loss) before income tax	(2,462)	3,101
Provision for income tax	110	827
Net Income (loss)	$(2,572)	$2,274
Net income (loss) per share – basic	$(0.16)	$0.14
– diluted	$(0.16)	$0.14
Weighted average number of shares used in computing net income (loss) per share – basic	16,341,867	16,294,970
– diluted	16,341,867	16,318,047

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